Exhibit 99(a)(5)

OFFER TO EXCHANGE OPTIONS

ELECTION/CHANGE OF ELECTION FORM

     If you would like to accept the Offer to Exchange eligible option grants, or if you would like to change your prior election, please indicate below. Note that by exchanging any of your eligible option grants, you are also automatically submitting for exchange all of your option grants granted after August 9, 2002. You must also use this form to withdraw your previous election or to decline to exchange any options.

     You are encouraged to consult with an outside legal, financial and tax advisor in connection with your decision whether or not to participate in the Offer to Exchange. If you are an employee in a non-U.S. jurisdiction, please be sure to review the Schedules in the Offer to Exchange Certain Outstanding Options for New Options dated February 10, 2003.

     This Election/Change of Election Form will supercede and cancel any prior Election/Change of Election Form signed and submitted by you.

     Regardless of whether you choose to participate in the Offer to Exchange, you must complete and return the Election/Change of Election Form. If you choose not to participate in the Offer to Exchange please mark the box “Rejection/Withdraw.”

     By choosing to participate in the Offer to Exchange and either signing, dating and delivering this Election/Change of Election Form or submitting this Election/Change of Election Form via the Offer to Exchange Database, you agree and understand that:

•	you have received and read the Offer to Exchange Certain Outstanding Options for New Options dated February 10, 2003 and accept and understand the terms of the offer;

•	the offer expires on March 10, 2003, at 5:00 p.m., Eastern Standard Time, unless it is extended by us;

•	by exchanging any of your eligible option grants, you are also automatically submitting for exchange all of your option grants granted after August 9, 2002;

•	the exercise price per share of new options will be the greater of (i) the fair market value per share of our common stock as determined under our stock option plans, or (ii) $2.30 per share. All new option grants will be granted under either the Second Amended and Restated 1998 Stock Option Plan of Manugistics Group, Inc. or the Amended and Restated 2000 Non-Qualified Stock Option Plan of Manugistics Group, Inc.;

•	new options will be granted on the first business day that is at least six months and five days after the date we accept and cancel the options that have been exchanged;

•	if you participate in this Offer to Exchange, you will not receive any other option grants before the new option grant date. This condition will apply to you even if you are entitled to the grant of options pursuant to a sales compensation plan (resulting in a deferral of the option grant you would otherwise have received) and acceptance of the offer hereby amends the terms of your sales compensation plan accordingly;

•	unless otherwise provided by the applicable laws of a non-U.S. jurisdiction:

	-	in order to receive a new option grant, you must remain an employee of Manugistics Group, Inc. or one of our subsidiaries through the date we grant the new options. Otherwise, you will not receive any new option grants or any other payment or consideration in exchange for the options you returned that were accepted for exchange and cancelled;

	-	if your employment is terminated for any reason whatsoever after the cancellation date and before the new option grant date, you will not receive your new options or a return of your old options; and

	-	neither the Offer to Exchange nor your acceptance of the Offer to Exchange changes the “at-will” nature of your employment, and either you or Manugistics may terminate your employment at any time, for any reason, with or without cause, unless otherwise provided by a written employment contract between you and Manugistics Group, Inc.;

•	election of more than ONE alternative on this Election/Change of Election Form, or modification of this form, will invalidate any election you make on this form;

•	if you do not properly complete and deliver this Election/Change of Election Form to us before the offer expires, you will be deemed to have rejected this Offer to Exchange, and you will not receive any new options pursuant to the Offer to Exchange. You will keep all of the options that you currently hold;

•	if you have delivered to us multiple Election/Change of Election Forms, the last properly completed and delivered Election/Change of Election Form that we receive before 5:00 p.m., Eastern Standard Time, on March 10, 2003 will be deemed to be your last irrevocable election;

•	you have reviewed and confirmed the accuracy of your option account information online via Deutsche Bank Alex Brown’s Option Select program at www.optionselect.db.com as of the date of this Election/Change of Election Form (call 800-776-7564 if you do not have your user name and password); and

•	if you withdraw your election to exchange options and you do not make a new election, you will not receive any new options pursuant to the Offer to Exchange in replacement for the withdrawn options. You will keep all of the options that you withdraw.

     How to Access Your Option Information via DB Alex Brown Option Select Program

You must follow the instructions below in order to access your stock option information online:

•	Go to the Microsoft Internet Explorer browser (This program does not work well with other browsers).

•	In the address box type www.optionselect.db.com

•	The Option Select window opens.

•	Click on Log in.

•	Enter your User Name (e.g., manu01234) and your Password (if you do not have your User Name and Password, call DB Alex Brown at 800-776-7564).

•	Click on Continue.

•	Your personalized Option Select Home page opens.

•	Click on Options Activity. The Grant Summary page opens.

•	Click on the Grant Date of the option you wish to view. The Grant Detail page opens.

•	In the far right box, you will see the following information: Shares Granted, Exercisable, Exercised, Unvested, Vested, Cancelled, Repurchased, and Transferred.

•	To calculate the Total Shares Outstanding, subtract Shares Exercised from Shares Granted.

•	Click on the Back to Summary button at the end of the Grant Detail page to get back to the Grant Summary page to view another grant.

     In accordance with the terms of this Offer to Exchange, this Election/Change of Election Form must be delivered by (1) using the Offer to Exchange Database to complete and submit the required documents (the link to the Offer to Exchange Database is located under Section 2.5 of the Employee Encyclopedia, under the title “Option Exchange Program”), (2) signing, dating and delivering via facsimile to Karen Montague Miller of Stock Plan Administration at (301) 255-5700 or Stephanie Jung of Human Resources at (301) 255-3513, or (3) signing, dating and delivering to Karen Montague Miller of Stock Plan Administration or Stephanie Jung of Human Resources by express mail or by hand at 9715 Key West Avenue, Rockville, MD 20850. All Election/Change of Election Forms must be received by 5:00 p.m., Eastern Standard Time, on March 10, 2003 unless the term of the Offer to Exchange has been extended.

     You can submit questions about this offer via e-mail to oep@manu.com. All responses will be sent to your Manugistics e-mail address. Therefore, any e-mail questions you send from a non-Manugistics e-mail address must include your name so that we can respond to you.

CHECK ONE (AND ONLY ONE) BOX BELOW

I elect one of the following choices:

❑	EXCHANGE OF OPTION GRANTS
I have received the Offer to Exchange Certain Outstanding Options for New Options, dated February 10, 2003 and accept its terms. I authorize and direct Manugistics Group, Inc. to exchange the following options (including any and all options granted to me after August 9, 2002) in exchange for Manugistics’ Promise to Grant New Stock Option. Note: You must list all of the option grants that you wish to exchange on the following table even if you are changing a previous Election/Change of Election Form submitted by you. Please include all option grants granted to you after August 9, 2002 on the table below.

Grant Date	Option Price	Total Shares
Outstanding

❑	REJECTION/WITHDRAWAL IN FULL
I have received the Offer to Exchange Certain Outstanding Options for New Options, dated February 10, 2003 and reject the offer. I hereby decline to participate in the Offer to Exchange. Note: You must also check this box if you are withdrawing in full a previous election to exchange any option grants.

REMEMBER: If you have delivered multiple Election/Change of Election Forms, the last properly completed and delivered Election/Change of Election Form that we receive before the expiration of the Offer to Exchange, anticipated to be 5:00 p.m. Eastern Standard Time on March 10, 2003 will be deemed to be your last irrevocable election.

By submitting the Election/Change of Election Form via the Offer to Exchange Database, you are agreeing to conduct this transaction electronically and this method of submission shall constitute your agreement to this document.

_________________________ Employee Signature	_______________________ Employee Name (Please Print)

_________________________ Date